CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-BOD10 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

January 21, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-BOD10 Series (the “VV-BOD10 Series”) and the creation of the VV-BOD10 Interests (the “VV-BOD10 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in January 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-BOD10 Series and the creation of the VV-BOD10 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-BOD10 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-BOD10 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-BOD10 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-BOD10 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-BOD10 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-BOD10 Interests

AUTHORIZED SHARES:	Minimum: 1,990 / Maximum: 2,189 Interests

SERIES ASSETS:	2010 Decade Collection
	Wine	Vintage	Quantity	Bottle Size (ml)
	Domaine Armand Rousseau, Gevrey-Chambertin Premier Cru, Clos Saint-Jacques	2016	6	750
	Chateau Mouton Rothschild Premier Cru Classe, Pauillac	2012	6	1500
	Le Pin, Pomerol	2015	12	750
	Chateau Mouton Rothschild Premier Cru Classe, Pauillac	2010	12	750
	Dominio de Pingus, Ribera del Duero, Pingus	2016	6	750

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-BOD10 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King

TITLE: Managing Member